                                                                    EXHIBIT 2.23


                           SHARE PURCHASE AGREEMENT



                                 BY AND AMONG


                              IXL HOLDINGS, INC.,

                               iXL-MADRID, S.A.,

                            CAMPANA NEW MEDIA, S.L.

                             THE OTHER MEDIA, S.L.

                                      AND

                    THE CAMPANA COMPANIES BENEFICIAL OWNERS

                      THE CAMPANA COMPANIES SHAREHOLDERS



                           DATED AS OF JULY 28, 1998

                           SHARE PURCHASE AGREEMENT
                           ------------------------

     THIS SHARE PURCHASE AGREEMENT is entered into as of this 28th day of July, 1998, by and among Campana New Media, S.L., a Spanish corporation ("Campana"), The Other Media, S.L., a Spanish corporation ("The Other Media"; collectively with Campana, the "Campana Companies"), IXL Holdings, Inc., a Delaware corporation ("Parent"), iXL-Madrid, S.A., a Spanish corporation, or its successors or assigns ("Sub"), the respective shareholders of the Campana Companies as listed on the signature page hereto (collectively, the "Campana Companies Shareholders"), and the beneficial owners of the Campana Companies as listed on the signature page hereto (collectively, the "Campana Companies Owners"; collectively with the Campana Companies Shareholders, the "Campana Companies Sellers").

                               R E C I T A L S:
                               - - - - - - - -

     A. The Campana Companies are engaged in the business of programming for electronic equipment, electronic commerce, interactive marketing, developing internet sites and furnishing internet services, including website design and maintenance (the "Campana Companies Business").

     B. Parent and the Campana Companies have entered into a Letter of Intent, dated March 6, 1998, with respect to the purchase, by Sub from the Campana Companies Shareholders, of all of the Campana Companies Stock (the "Acquisition").

     C. Parent and the Campana Companies Sellers have entered into a non-disclosure agreement dated as of June 25, 1998 (the "Confidentiality Agreement").

     D. The Campana Companies Shareholders collectively own 100% of the issued and outstanding capital stock of the Campana Companies (the "Campana Companies Stock").

     E. The Campana Companies Owners beneficially own, collectively, 100% of the Campana Companies Stock.

     F. On July 23, 1998, Sub was incorporated as a vehicle for the Acquisition.

     G. The respective Boards of Directors of Parent, Sub and each of the Campana Companies, and the respective shareholders of Sub and each of the Campana Companies, have approved the Acquisition, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

                                THE ACQUISITION

     1.1 CLOSING AND CLOSING DATE. Unless this Share Purchase Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article V hereof; the closing of the Acquisition (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections 5.1 and 5.2 hereof) (the "Closing Date") at the offices of Price Waterhouse Juridico y Fiscal, Paseo de la Castellana 43,28046 Madrid, Spain, unless another date or place is agreed to by the parties.

     1.2  ACQUISITION CONSIDERATION. As of the Closing Date:

          (a) All shares of Campana Companies Stock owned by Campana Companies shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding share of Campana Companies Stock shall, when the public deed of purchase of shares is granted and, accordingly, the transfer of shares is officially consummated, be exchanged for, (i) a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") based on the following equation:

                PS=                          40,800-D
                                                    -
                                                   $5
                                            ------------
                                                 S

     where:

          PS    =   the number of shares of Parent Stock (valued, as of the
                    Closing, at $5 per share) for which each share of Campana
                    Companies Stock shall be exchanged pursuant to the Acquisition

          D     =   the outstanding indebtedness of the Campana Companies (the
                    "Campana Companies Debt"), including debt for borrowed money and accrued interest thereon, capital leases, accounts payable and accrued expenses, all to be determined as of three business days prior to the Closing Date and all as determined in accordance with generally accepted accounting principles ("GAAP")

          S     =   the number of issued and outstanding shares of Campana
                    Companies Stock on the Closing Date; and

(ii) an amount of cash based on the following equation:

              C=        $36,000
                        -------
                        S

     where:

          C   =    the amount of cash for which each share of Campana Companies
                   Stock shall be exchanged pursuant to the Acquisition

and other terms are as defined above.

     1.3 CLOSING OF CAMPANA COMPANIES' TRANSFER BOOKS. As of the Closing Date, the stock transfer books of the Campana Companies shall be closed and no transfer of Campana Companies Stock shall be made thereafter. If thereafter, certificates for Campana Companies Stock are presented to Sub, they shall be canceled and exchanged for a consideration as set forth in Section 1.2 hereof.

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF CAMPANA COMPANIES

     The Campana Companies, and the Campana Companies Sellers, jointly and severally, represent and warrant to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with
Section 8.1 hereof.

     2.1 ORGANIZATION AND QUALIFICATION. Each of the Campana Companies is a corporation duly organized, validly existing and in good standing under the laws of Spain. Campana was incorporated on 3rd December, 1996 and The Other Media on 27th October, 1995. Campana's and The Other Media's constitutions are entered in the Madrid Mercantile Register, at volume 11645, folio 92, section 8, item number M-182870, entry 1, and at volume 10730, folio 86, section 8, item number M-169766, entry 1, respectively. Each of the Campana Companies has the requisite corporate power and authority to carry on the Campana Companies Business as it is now being conducted and is duly qualified or licensed to do business and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the By-Laws of the Campana Companies as in effect on the date hereof are attached to Exhibits "C-1"
                                                                  -------------
and "C-2" hereto. The minute books of the Campana Companies, a true and
--------
complete copy of each of which has been delivered to Parent, (a) accurately reflect all action taken by the directors and shareholders of the respective Campana Companies at meetings of the Campana Companies' respective Board of Directors or shareholders, as the case may be; and (b) contain true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders. The Campana Companies have deposited their annual accounts with the Mercantile Registry of Madrid on a timely basis since their respective dates of incorporation, and there will not be any fine in respect thereof.

     2.2 AUTHORITY. Each of the Campana Companies has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by the Campana Companies have been duly and validly authorized and approved by Campana Companies' respective Boards of Directors and Shareholders, and no other corporate or shareholder proceedings on the part of the Campana Companies, their respective Boards of Directors or any of the Campana Companies Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Campana Companies and each Campana Companies Seller, and assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the valid and binding obligation of Campana Companies and each Campana Companies Seller, enforceable against Campana Companies and each Campana Companies Seller in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.


     2.3  CAPITALIZATION

          (a) The authorized capital stock of the Campana Companies consists of (i) for Campana, share capital of 500,000 Pesetas, comprising 500 shares of 1,000 Pesetas face value each, all of which are validly issued and outstanding, fully paid and nonassessable; and (ii) for The Other Media, share capital of 600,000 Pesetas, comprising 600 shares of 1,000 Pesetas face value each, all of which are validly issued and outstanding, fully paid and nonassessable. This is as reflected in the public deeds of incorporation. All outstanding capital stock of the Campana Companies was issued in accordance with applicable securities laws. No share certificates have been issued. There are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate the Campana Companies or any of the Campana Companies Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof; the Campana Companies have no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in either of the Campana Companies. Schedule 2.3(a) sets forth a list of (i) all holders of
                   ---------------
record of Campana Companies Stock; (ii) the number of shares held by each Campana Companies Shareholder; and (iii) which shares are held by which such Shareholder.

          (b) All of the issued and outstanding shares of capital stock of the Campana Companies are validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.3(b) hereto, each Campana Companies Shareholder
             ---------------
represents and warrants that the Campana Companies Stock held by such Campana Companies Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by applicable securities laws (any of the foregoing, a "Lien").

          (c) The Campana Companies Owners are not the official owners of Campana Companies Stock. Nonetheless, such Owners hereby consent to the Acquisition. Such Owners do not claim any entitlement to any payment or other consideration from Parent or Sub hereunder, or otherwise, in connection with the Acquisition. Upon Closing of the Acquisition, such Owners hereby waive any right, title or interest in any such Stock.

     2.4 SUBSIDIARIES. The Campana Companies have no subsidiaries and do not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     2.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on
Schedule 2.5 hereto, none of (i) the execution and delivery of this Agreement
------------
by the Campana Companies or the Campana Companies Sellers, (ii) the consummation by the Campana Companies and the Campana Companies Sellers of the transactions contemplated hereby or (iii) compliance by the Campana Companies with any of the provisions hereof will:

          (a) conflict with or violate the public deed of incorporation or By-Laws of the Campana Companies;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Campana Companies or any of the Campana Companies Sellers, or by which the Campana Companies or any of their properties or assets may be bound or affected;

          (c) result in a violation or breach of; or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of; any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which either of the Campana Companies is a party or by which either of the Campana Companies or any of their properties or assets may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of the Campana Companies; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof; whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether Spanish, foreign or multinational (any of the foregoing, a "Governmental Entity"); or (ii) any other individual or Entity (collectively, a "Person").

     2.6  FINANCIAL STATEMENTS. Attached as Schedule 2.6 hereto are, for each
                                            ------------
of the Campana Companies, (i) balance sheet as of three business days prior to the Closing Date, (ii) unaudited financial statement (including profit and loss accounts and notes) for the year ended December 31, 1997, and (iii) unaudited financial statement for the six month period ended June 30, 1998. The Campana Companies have heretofore furnished Parent with a true and complete copy of (a) the unaudited financial statements of each of the Campana Companies for the years ended December 31, 1995, 1996 and 1997; and (b) the unaudited financial statements of each of the Campana Companies for the four month period ended April 30, 1998 (all of the foregoing collectively herein referred to as the "Campana Companies Financial Statements"). Except as disclosed therein, the Campana Companies Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Campana Companies as of the dates, and during the periods, indicated therein.

     2.7  ABSENCE OF CHANGES. Except as provided in Schedule 2.7 hereto and
                                                    ------------
except as contemplated hereby, since December 31, 1997 (a) neither of the Campana Companies has entered into any transaction that was not in the ordinary course of business; (b)except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of the Campana Companies; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of the Campana Companies in respect of their stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of the Campana Companies; (d) there has been no declaration, payment, or commitment for the payment, by either of the Campana Companies, of a bonus or other additional salary, compensation, or benefit to any employee or administrator of the Campana Companies that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by the Campana Companies, or waiver of any right of the Campana Companies; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of the Campana Companies (other than Campana Companies Accounts Receivable as defined in Section 2.26 hereof) written down in the ordinary course of business in excess of $10,000 for any single Campana Companies Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Campana Companies Business or the operations of the Campana Companies; (i) there has been no loan by the Campana Companies, or guaranty by the Campana Companies of any loan, to any employee or administrator of the Campana Companies; (j)neither of the Campana Companies has ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of that Campana Company; (k) there has been no termination or resignation of any key employee, administrator or officer of the Campana Companies, and to the knowledge of Campana Companies, no such termination or resignation is threatened; (1) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Campana Companies Business, to which either of the Campana Companies is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) neither of the Campana Companies has failed to satisfy any of its debts, obligations or liabilities related to the Campana Companies Business or the assets of the Campana Companies as the same become due and owing (except for Campana Companies Accounts Payable (as defined in Section
2.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Campana Companies to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of the Campana Companies.

     2.8   UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.8 hereto,
                                                           ------------
neither of the Campana Companies has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of that Campana Company; (b) liabilities reflected on the Campana Companies Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     2.9   TITLE TO PROPERTIES. Except as set forth on Schedule 2.9 hereto, the
                                                       ------------
Campana Companies have good and marketable title to all tangible property and assets used in the Campana Companies Business, and good and valid title to their leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 8.9 hereof).

     2.10 EQUIPMENT. Campana Companies have heretofore furnished Parent with a true and correct list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Campana Companies Business in the manner in which it has been and is now operated by Campana Companies ("the Campana Companies Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on
Schedule 2.10 hereto, each material item of Campana Companies Equipment is in
-------------
good condition and repair, ordinary wear and tear excepted.

     2.11  INTELLECTUAL PROPERTY.

           (a) The Campana Companies have heretofore furnished Parent with a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by Campana Companies in the conduct of the Campana Companies Business (together with trade secrets and know how used in the conduct of the Campana Companies Business, the "Campana Companies Intellectual Property Rights"). The Campana Companies own, or are validly licensed or otherwise have the right to use or exploit, as currently used or exploited, all of the Campana Companies Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Campana Companies, threatened, that either of the Campana Companies is infringing or otherwise adversely affecting the rights of any Person with regard to any Campana Companies Intellectual Property Right. No Person is infringing the rights of either of the Campana Companies with respect to any Campana Companies Intellectual Property Right. Neither the Campana Companies nor any employee, administrator, agent or independent contractor of the Campana Companies, in connection with the performance of such Person's services with the Campana Companies, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

           (b) The Campana Companies have heretofore furnished Parent with a true and complete list of all material computer software used by the Campana Companies in the conduct of the Campana Companies Business (the "Campana Companies Software"). Campana Companies currently licenses, or otherwise has the legal right to use, all of the Campana Companies Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Campana Companies Software is being used in compliance with any applicable license or other agreement.

     2.12  REAL PROPERTY. Except as set forth on Schedule 2.12 hereto:
                                                 -------- ----

           (a) The Campana Companies have a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Campana Companies Business (the "Campana Companies Real Property"). The Campana Companies own no real property. Except for Permitted Liens, and for the items set forth on Schedule 2.12, there are no
                                                    -------------
Liens on Campana Companies' interest in any of the Campana Companies Real Property.

           (b) There are no parties in possession of any portion of the Campana Companies Real Property other than Campana Companies, whether as sublessees, subtenants at will or trespassers.

           (c) To the knowledge of Campana Companies, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Campana Companies Leases (as hereinafter defined), any material expenditure by the Campana Companies to modify or improve any of the Campana Companies Real Property to bring it into compliance therewith.

     2.13  LEASES. Schedule 2.13 hereto sets forth a list of all leases pursuant
                   -------------
to which either of the Campana Companies leases, as lessor or lessee, real or personal property used in operating the Campana Companies Business or otherwise (the "Campana Companies Leases"). Copies of the Campana Companies Leases, all of which have previously been provided to Parent, are true and complete copies thereof. All of the Campana Companies Leases are valid, binding and enforceable against Campana Companies and, to the knowledge of Campana Companies, against the other parties thereto, in accordance with their respective terms, and there is not under any such Campana

Companies Lease any existing default by Campana Companies, or, to the knowledge of Campana Companies, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. The Campana Companies have not received notice that the lessor of any of the Campana Companies Leases intends to cancel, suspend or terminate such Campana Companies Lease or to exercise or not exercise any option thereunder.

     2.14  CONTRACTS. Schedule 2.14 hereto sets forth a true and complete list
                      -------------
of all contracts, agreements and commitments (whether written or oral) to which either of the Campana Companies is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Campana Companies Intellectual Property Rights and the like (collectively, the "Campana Companies Contracts"); excepting only those Campana Companies Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Campana Companies is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule
                                                                    --------
2.14, is less than $50,000 (calculating such value by adding together the value
----
of rights and obligations, and not by determining the net amount thereof).

     True and complete copies of all Campana Companies Contracts (or a true and complete narrative description of any oral Campana Companies Contract) have previously been provided to Parent. Neither the Campana Companies nor, to the knowledge of Campana Companies, any other party to any of the Campana Companies Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Campana Companies Contracts, or (y) has waived any right it may have under any of the Campana Companies Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Campana Companies. All of the Campana Companies Contracts constitute the valid and binding obligations of the Campana Company that is a party thereto, enforceable in accordance with their respective terms, and, to the knowledge of Campana Companies, of the other parties thereto.

     2.15  DIRECTORS AND OFFICERS. Schedule 2.15 hereto sets forth a list, as of
                                   -------------
the Closing Date, of the name of each director and officer of the Campana Companies and the position(s) held by each.

     2.16  PAYROLL INFORMATION. Attached to Schedule 2.16 hereto is a true and
                                            -------------
complete copy of the payroll report of the Campana Companies dated June 30, 1998, showing all current employees and administrators of Campana Companies and their current levels of compensation, other than bonuses and other extraordinary compensation, all of which bonuses and extraordinary compensation are set forth on Schedule 2.16. Campana Companies has paid all compensation required to be
   -------------
paid to employees or administrators of Campana Companies on or prior to the date hereof other than compensation accrued in the current pay period.

     2.17  LITIGATION. Except as set forth on Schedule 2.17 hereto, there is no
                                              -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Campana Companies, threatened against or affecting either of the Campana Companies or the Campana Companies Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity, mediator or arbitrator outstanding against either of the Campana Companies.

     2.18  EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

           (a) Except as disclosed in Schedule 2.18 hereto, there are no
                                      -------------
employee benefit plans, agreements or arrangements maintained by the Campana Companies (collectively, "Campana Companies Benefit Plans"), including (i) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (ii) medical, hospital, accident, disability or death benefit plans. All Campana Companies Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of the Campana Companies under any Campana Companies Benefit Plan.

           (b) Neither of the Campana Companies is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of the Campana Companies; no representation campaign or election is now in progress with respect to any employee of the Campana Companies; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Campana Companies, threatened, relating to or affecting the Campana Companies Business. To the knowledge of Campana Companies, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     2.19  LIABILITY UNDER BENEFIT PLANS.

           (a) Except as disclosed in Schedule 2.19 hereto or pursuant to the
                                      -------------
terms of the Campana Companies Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director, administrator or other employee of the Campana Companies, (ii) increase any benefit otherwise payable under any Campana Companies Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

           (b) Neither of the Campana Companies has incurred any liability to any Governmental Entity in respect of (i) social security withholdings or payments, or (ii) any Campana Companies Benefit Plan, that remains unpaid.

     2.20  TAXES.

           (a) Each of the Campana Companies has duly and timely filed all federal, provincial and local income, value added, economic activities, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by it on or prior to the Closing Date. Each of the Campana Companies has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by it (whether by way of withholding or otherwise) to any federal, provincial, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Campana Companies Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

           (b) Neither of the Campana Companies is a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

     2.21 COMPLIANCE WITH APPLICABLE LAWS. The Campana Companies hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Campana Companies, as appropriate, and to carry on the Campana Companies Business as now conducted (the "Campana Companies Permits"). To the knowledge of Campana Companies, the Campana Companies are in material compliance with all applicable laws, ordinances and regulations and the terms of the Campana Companies Permits. Except as set forth on Schedule 2.21 hereto, the
                                                  -------- ----
Acquisition and the transactions contemplated hereby do not violate, or necessitate any notice, consent or approval under, any of the Campana Companies Permits. Schedule 2.21 sets forth a true and complete list of all Campana
         -------- ----
Companies Permits, true and complete copies of which have previously been provided to Parent.

     2.22 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. The respective Boards of Directors of the Campana Companies, and the Campana Companies Shareholders, have adopted and approved this Agreement and the transactions contemplated hereby (including the Acquisition).

     2.23  BROKERS. Except as set forth on Schedule 2.23 hereto, no broker or
                                           -------- ----
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of the Campana Companies.

     2.24  ENVIRONMENTAL MATTERS.

           (a) To the knowledge of Campana Companies, no real property currently or formerly owned or operated by either of the Campana Companies is contaminated with any Hazardous Substance (as hereinafter defined).

           (b) Neither of the Campana Companies is a party to any litigation or administrative proceeding nor, to the knowledge of Campana Companies, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that it (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

           (c) To the knowledge of Campana Companies, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by the Campana Companies containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

           (d) To the knowledge of Campana Companies, neither of the Campana Companies is subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

           (e) For purposes hereof, (i) the term "Environmental Law" means any applicable multinational, federal, provincial or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     2.25 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 2.25 hereto, no officer, director, administrator, shareholder or
   -------------
employee of the Campana Companies and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of the Campana Companies, or in any Person from whom or to whom the Campana Companies lease any real or personal property, or in any other Person with whom the Campana Companies are doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

     2.26 ACCOUNTS RECEIVABLE. All accounts, notes, contracts and other receivables of the Campana Companies (collectively, "Campana Companies Accounts Receivable") were acquired by the Campana Companies in the ordinary course of business arising from bona fide transactions. To the knowledge of Campana Companies, there are no set-offs, counterclaims or disputes asserted with respect to any Campana Companies Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Campana Companies Financial Statements and, to the knowledge of Campana Companies and subject to such reserve, all Campana Companies Accounts Receivable are collectible in full. The Campana Companies have previously furnished Parent with a true and complete aging report prepared as of April 30, 1998 which shows the time elapsed since invoice date for all Campana Companies Accounts Receivable as of such date.

     2.27 ACCOUNTS PAYABLE. All material accounts, notes, contracts and other amounts payable of the Campana Companies (collectively, "Campana Companies Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. The Campana Companies have previously provided Parent with a true and complete aging report prepared as of April 30, 1998 which shows the time elapsed since invoice date for all Campana Companies Accounts Payable as of such date.

     2.28 INSURANCE. The Campana Companies currently maintain, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Campana Companies Business or the ownership of Campana Companies' property (both real and personal) (collectively, the "Campana Companies Insurance Policies"). The Campana Companies Insurance Policies are listed on
Schedule 2.28 hereto, and true and complete copies of all Campana Companies
-------------
Insurance Policies have previously been provided to Parent. The Campana Companies (a) are not in default regarding the provisions of any Campana Companies Insurance Policy; (b) have paid all premiums due thereunder; and (c) have not failed to present any notice or material claim thereunder in a due and timely fashion.

     2.29 BANKRUPTCY. The Campana Companies have not filed a petition or request for reorganization or protection or relief under applicable bankruptcy laws, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under applicable bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     2.30 CAMPANA COMPANIES DEBT. As of the date hereof, the Campana Companies Debt is not in excess of $18,463.

     2.31 NON-U.S. PERSONS; INVESTMENT PURPOSE. Each Campana Companies Seller represents that he is a Spanish national and not a "U.S. person" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"). Each Campana Companies Shareholder further represents that he (a) has been offered and is acquiring the Parent Stock outside the United States and solely for his own account and benefit for investment and not with a view to, or for sale in connection with, any distribution thereof; and (b) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) in the United States or to or for the benefit or account of any U.S. person, or otherwise, or conduct any hedging transaction involving Parent Stock, except in compliance with the Securities Act and Regulation S or the other rules and regulations thereunder; other applicable laws, rules and regulations; and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement) It is understood and agreed by the parties hereto that Parent is required to refuse to register any transfer of Parent Stock not made in accordance with the provisions of said Regulation S, or pursuant to registration under the Securities Act or to an exemption therefrom.

     2.32 RESTRICTIONS ON TRANSFER. Each Campana Companies Shareholder acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or Regulation S thereunder or another exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

     2.33 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. Each Campana Companies Shareholder represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; (b) he can afford to suffer the complete loss of such Parent Stock; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (f) he (i) has reviewed the Private Placement Memorandum of Parent dated July__, 1998 (the "Memorandum"), (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of; and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and
(iii) does not require additional information regarding Parent or its Subsidiaries in connection with the Acquisition.

     2.34 DISCLOSURE. No statement of fact by either of the Campana Companies or any Campana Companies Seller contained herein and no written statement of fact furnished by either of the Campana Companies or any Campana Companies Seller to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to the Campana Companies and the Campana Companies Sellers, which representations and warranties shall survive the Closing in accordance with Section 8.1 hereof, as follows:

     3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and its Subsidiaries (as defined in Section 8.9 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and the public deed of incorporation and By-Laws of Sub, as in effect on the date hereof, are attached to Exhibits "A-1" and "A-2" hereto, respectively.
                        -----------------------

     3.2 AUTHORITY. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by the Campana Companies and the Campana Companies Sellers, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     3.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on
Schedule 3.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

         (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the public deed of incorporation or By-Laws of Sub, or the organizational documents of any other Subsidiaries;

         (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

         (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

          (e) require any Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws); or (ii) any other Person.

     3.4  LITIGATION. Except as set forth on Schedule 3.4 hereto, there is no
                                             ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

     3.5  BROKERS. Except as disclosed on Schedule 3.5 hereto, no broker or
                                          ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

     3.6  PARENT STOCK.

          (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 11,826,525 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant hereto), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 174,526 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 3.6 hereto, there are no options, warrants,
                       ------------
calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

          (b) When delivered to the Campana Companies Shareholders in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by United States federal and state securities laws.

     3.7  SUBSIDIARIES. Except as set forth on Schedule 3.7 hereto, Parent has
                                               ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 3.7
                                                                    ------------
lists the name of each of the Subsidiaries of Parent, and indicates their respective jurisdictions of incorporation.

     3.8 FINANCIAL STATEMENTS. Parent has heretofore furnished the Campana Companies with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (b) the audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for Parent and its Subsidiaries for the three month period ended March 31, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

     3.9  UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.9 hereto,
                                                          ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b)liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     3.10 COMPLIANCE WITH APPLICABLE LAWS. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

     3.11 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. The board of directors of Parent, and both the board of directors and shareholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby (including the Acquisition).

     3.12 BANKRUPTCY. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     3.13  ABSENCE OF CHANGES.  Except as provided in Schedule 3.13 hereto,
                                                      -------------
since December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     3.14 TAXES. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

     3.15 DISCLOSURE. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to the Campana Companies in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 CONDUCT OF BUSINESS BY THE CAMPANA COMPANIES PENDING THE ACQUISITION. From and after the date hereof, prior to the Closing Date, except as contemplated hereby, unless Parent shall otherwise agree in writing, each of the Campana Companies shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Campana Companies to the end that their goodwill and on-going businesses shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Closing Date, neither of the Campana Companies shall, directly or indirectly:

          (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of; in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of the Campana Companies or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

          (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by the Campana Companies or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

          (c) amend its public deed of incorporation, By-Laws or other comparable organizational documents;

          (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of; or by any other manner, any business or any Entity or division thereof; or (ii) any assets that are material, individually or in the aggregate, to the Campana Companies;

          (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of the Campana Companies, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

          (g) authorize any of; or commit or agree to take any of; the foregoing actions.

     4.2 ACCESS TO INFORMATION. From the date hereof through the Closing Date, the Campana Companies and Parent shall afford to the other of them and the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other of them all information concerning its business, properties and personnel as the other may reasonably request. Parent and the Campana Companies, and their respective accountants, counsel and other representatives, shall, in the exercise of the rights described in this Section 4.2, not unduly interfere with the operation of the business of the other of them.

     4.3 FILINGS; TAX ELECTIONS. The Campana Companies shall promptly provide Parent with copies of all filings made by the Campana Companies with any Governmental Entity in connection herewith and the transactions contemplated hereby. The Campana Companies shall, before settling or compromising any material income tax liability of the Campana Companies, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     4.4 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Acquisition. Any such disclosure shall be coordinated by Parent, and none of the Campana Companies Shareholders shall make any such disclosure without the prior written consent of Parent.

     4.5 INDIRECT TAXES AND EXPENSES. Parent agrees that, to the extent it is legally able to do so, Sub will pay all documentary stamps, filing fees and recording fees, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Acquisition.

     4.6 FURTHER ASSURANCES. From time to time after the Closing Date, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof. The Campana Companies Sellers shall cooperate to ensure that
(a) each Sole Administrator of the Campana Companies shall resign as such as soon as possible; (b) they promptly deliver all documents and items of the Campana Companies (including, by way of example only, client lists, software, shareholders books, minute books, keys and invoices) to Sub; (c) they furnish any information regarding the Campana Companies that is requested by Sub from time to time; and (d) they cooperate with Sub at its request from time to time in relationships with banks, clients and other Persons.

     4.7 FUTURE EMPLOYMENT. Messrs. Francisco Dominguez Heredia, Javier Dominguez Heredia and Victor Manuel Fraile Blanco shall, effective as of the Closing Date, each enter into an employment agreement with Sub, substantially in the form of Exhibit "E" hereto ("Employment Agreements") or in such other form
            ----------
as agreed between each of them and Sub.

     4.8  POST CLOSING.

          (a) Within a reasonable period of time after the Closing, Sub will permit the Campana Companies Shareholders, or one or more Persons designated by such Shareholders and approved by Parent, to subscribe to up to 10% of Sub's then issued and outstanding share capital, and will if necessary amend its By-Laws accordingly to provide for an increase in its share capital.

          (b) If; within one year of the Closing Date, Parent receives a written offer from a third party to Purchase Sub as a stand-alone Entity, then Parent will furnish the Campana Companies Shareholders notice thereof; providing them a right of first negotiation. Parent may accept such third party offer unless (i) within 10 business days of such notice, it has received a written offer from such Shareholders, which in Parent's reasonable judgment at least matches each term of such third party offer; and (ii) in accordance with the terms of that matching offer, the transaction with such Shareholders actually closes within 30 days thereafter.


                                   ARTICLE V

                             CONDITIONS PRECEDENT

     5.1 CONDITIONS TO OBLIGATION OF THE CAMPANA COMPANIES AND THE CAMPANA COMPANIES SHAREHOLDERS TO EFFECT THE ACQUISITION. The obligations of the Campana Companies and the Campana Companies Shareholders to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Closing Date, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Closing Date as if made at and as of such time, except as contemplated hereby;

          (b) (i) the appropriate officers of Parent shall have executed and delivered to the Campana Companies at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-1" hereto, and
                                                     ------------
(ii) the appropriate officers of Sub shall have executed and delivered to the Campana Companies at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto;
                                          ------------

          (c) Parent shall have obtained all of the Consents, if any, listed on

Schedule
--------

5.1(c) hereto;
-----

          (d) there shall have been delivered to each of the Campana Companies Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of the Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), in the form of Exhibit "B" hereto;
   ----------

          (e) The Employment Agreements shall have been executed by Sub and delivered to the respective employees; and

          (f) Campana Companies shall have received from Parent and Sub such other documents as Campana Companies' counsel shall have reasonably requested, in form and substance reasonably satisfactory to Campana Companies' counsel.

     5.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE ACQUISITION. The obligations of Parent and Sub to effect the Acquisition shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          (a) The Campana Companies and the Campana Companies Sellers shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Closing Date, and the representations and warranties of the Campana Companies and the Campana Companies Sellers contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Closing Date as if made at and as of such time, except as contemplated hereby;

          (b) the appropriate officers of each of the Campana Companies shall have executed and delivered to Parent at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibits "C-1" and "C-2"
                                                     ------------------------
hereto;

          (c) The Campana Companies and the Campana Companies Sellers shall have obtained or caused to be obtained all of the Consents, if any, listed on
Schedule 5.2(c) hereto;
--------------

          (d) there shall have been delivered to Parent at the Closing, duly executed by each of the Campana Companies Shareholders and countersigned by Javier Dominguez Heredia, (i) an Agreement to be Bound to the Stockholders' Agreement, in the form of Exhibit "D" hereto; and (ii) an Agreement to be Bound
                          ----------
to the Registration Rights Agreement;

          (e) as of the date three business days prior to the Closing Date the Campana Companies Debt shall be no greater than $18,463;

          (f) The Employment Agreements shall have been executed by the respective employees and delivered to Sub;

          (g) Parent shall have received from the Campana Companies or the Campana Companies Sellers, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel; and

          (h) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the Campana Companies Business are free and clear of all Liens other than Permitted Liens (as hereinafter defined).

                                  ARTICLE VI

                                INDEMNIFICATION

     6.1  INDEMNIFICATION BY PARENT.

          (a) Parent shall indemnify and hold the Campana Companies Sellers and the Campana Companies' directors, officers and employees (collectively, the "Campana Companies Indemnified Parties") harmless from and against, and agree promptly to defend each of the Campana Companies Indemnified Parties from and reimburse each of the Campana Companies Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "Campana Companies Loss") that any of the Campana Companies Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

                (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

                (iii) any suit, action or other proceeding arising out of; or in any way related to, any of the matters referred to in this Section 6.1(a).

          (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 6.1(a)(i) above (i) unless the aggregate of all Campana Companies Losses fore which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $25,000, and then only to the extent of such excess, (ii) for amounts in excess of $240,000 in the aggregate, and (iii) unless the Campana Companies Shareholders have asserted a claim with respect to the matters set forth in Section 6.1(a)(i), or 6.1(a)(iii) to the extent applicable to Section 6.1(a)(i), within two years of the Closing Date. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself; constitute a Campana Companies Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 6.1(a)(i), (ii) or (iii) above.

     6.2  INDEMNIFICATION BY THE CAMPANA COMPANIES SELLERS.

          (a) The Campana Companies Sellers, jointly and severally, shall indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any of the representations and warranties made by Campana Companies or the Campana Companies Shareholders or Owners in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Campana Companies or any of the Campana Companies Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Campana Companies pursuant hereto; and

                    (iii) any suit, action or other proceeding arising out of; or in any way related to, any of the matters referred to in this Section 6.2.

          (b) Notwithstanding the above, none of the Campana Companies Sellers shall have any liability under Section 6.2(a)(i) above (i) unless the aggregate of all Parent Losses for which the Campana Companies Sellers would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $25,000, and then only to the extent of such excess, (ii) for amounts in excess of $240,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 6.2(a)(i), or 6.2(a)(iii) (to the extent applicable to Section 6.2(a)(i)) within two years of the Closing Date, except with respect to the matters arising under Sections 2.18, 2.19, 2.20 or
2.24 hereof; in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself; constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 6.2(a)(i), (ii) or (iii) above.

     6.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

          (a) A party entitled to be indemnified pursuant to Section 6.1 or 6.2 hereof; as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the

"Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a rights of indemnification hereunder. Subject to the Indemnifying Party's rights to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section a 6.1 or 6.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise, such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 6.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

     6.4 PAYMENTS. Any amount payable under this Article VI shall be paid in U.S. Dollars.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Acquisition Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of Parent and the Campana Companies;

          (b) by the Campana Companies, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in Section 5.1 hereof to be incapable of being satisfied by July 31, 1998;

          (c) by Parent, upon a material breach hereof on the part of either of the Campana Companies or any of the Campana Companies Shareholders which has not been cured and which would cause any condition set forth in Section 5.2 hereof to be incapable of being satisfied by July 31, 1998;

          (d) by Parent or the Campana Companies if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Acquisition and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

          (e) by either Parent or the Campana Companies if the Acquisition shall not have been consummated on or before July 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

     7.2  FEES AND EXPENSES.

          (a) If the Acquisition is consummated, or if the Acquisition is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses (including agents, counsel and other advisors) incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

          (b) If the Acquisition is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

     7.3 AMENDMENT. This Acquisition Agreement may be amended by Parent, Sub, the Campana Companies and the Campana Companies Sellers, but only by an instrument in writing signed on behalf of them.

     7.4 WAIVER. At any time prior to the Closing Date, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

     8.1 SURVIVAL; RECOURSE. None of the agreements contained herein shall survive the Acquisition, except that (i) the covenants contained in Article IV hereof and the obligations to indemnify contained in Article VI hereof shall survive the Acquisition (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles II and III hereof shall survive the Acquisition, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of the Campana Companies or Parent, and shall bind the legal representatives, assigns and successors of the Campana Companies, the Campana Companies Shareholders and Parent, for a period of two years after the Closing Date (other than the representations and warranties contained in Sections 2.18, 2.19,2.20 and 2.24 hereof, which shall survive for the applicable statute of limitations).

     8.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Campana Companies:    Campana New Media, S.L./ The Other Media, S.L.
                                 Tinte no.2,28802 Alcala de Henares
                                 Madrid, Spain
                                 Attn.:  Mr. Victor M. Fraile Blanco
                                         Mr. Francisco Dominguez Heredia
                                 Telephone: (34-91) 883-5151
                                 Telecopy:  (34-91) 883-6144

     If to the Sellers:          To the address listed under the signature
                                 line of the applicable Campana Companies Seller

     If to Parent or Sub:        IXL Holdings, Inc.
                                 Two Park Place
                                 1888 Emery St., 2nd Floor
                                 Atlanta, GA 30318 USA
                                 Attention:  James V. Sandry
                                 Telecopy:   404/267-3801
                                 Telephone:  404/267-3800

     With copies to:             Minkin & Snyder, A Professional Corporation
                                 One Buckhead Plaza
                                 3060 Peachtree Rd., Ste. 1100
                                 Atlanta, GA 30305 USA
                                 Attention:  James S. Altenbach, Esq.
                                 Telecopy:   404/233-5824
                                 Telephone:  404/261-8000

     and to:                     Kelso & Company
                                 320 Park Ave., 24th Floor
                                 New York, NY 10032 USA
                                 Attention:  James J. Connors II, Esq.
                                 Telecopy:   212/223-2379
                                 Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     8.3 ENTIRE AGREEMENT. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement dated as of June 25, 1998, which is incorporated herein by reference. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     8.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Spanish subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     8.5 GOVERNING LAW; ARBITRATION. The language of this Agreement is English. This Agreement shall be governed by common Spanish law.

     The parties agree to submit the solution of all disputes arisen or which may arise as a result of the interpretation of or compliance with this Agreement to legal arbitration, pursuant to Law 36/1988 of 5 December.

          (a) The arbitration group and the experts--The parties agree that such legal arbitration will be resolved by an arbitrator. The arbitrator shall necessarily be a practicing lawyer with at least 10 years' experience, belonging to the Professional Association of Lawyers of Madrid. The arbitrator will be appointed by agreement of the parties and, in default of agreement of the parties, by the Dean of the Bar Association of Madrid. If the arbitrator is unable to perform his function, either before the arbitration proceedings begin or in the course thereof, then his substitute shall be appointed in accordance with the procedure established for appointing the arbitrator according to the preceding sentence. In the event that any of the contingencies subject to arbitration arises, either of the parties may require that the arbitration proceedings commence, by giving notice hereunder to the other party. The arbitrator shall be responsible for issuing notices to the parties and for the receipt of briefs and documents. In the course of its functions, the arbitrator may obtain the assistance of as many experts as he deems necessary. These experts shall advise the arbitrator on the issues within their field of knowledge. Both the arbitrator and the experts, if applicable, shall have the right to receive fees in remuneration. The arbitrator and, if applicable, the experts, prior to commencement of the arbitration proceedings, may ask the parties for a sum on account of their final fees as a provision of funds. Half of this sum shall be paid by each party. The arbitrator shall be obliged to carry out his duty of resolving the conflict submitted for his consideration in the form and term established by law and herein, and the arbitrator who does not thus comply shall be held liable.

          (b) The arbitration proceedings shall take place in Madrid and shall be conducted in Spanish. The arbitration proceedings shall be subject to the principles of hearing, contradiction and equality between the parties and shall be divided into three different phases: allegations, evidence and conclusions. The maximum term for completing the arbitration proceedings shall be four calendar months as from the date on which the parties receive notice of the acceptance by the arbitrator of his position. If they consider it necessary, then the parties may agree in writing to extend the above mentioned term. The parties may themselves participate in the proceedings or may be represented by a practising lawyer.

              (i) Allegations. The allegations shall be filed in writing by the parties within the term indicated by the arbitrator for this purpose. If the arbitrator considers it convenient, then it may, during this phase, request the parties to provide complementary clarifications.

              (ii) Evidence. The evidence proposed by the parties and admitted as pertinent by the arbitrator shall be brought. The arbitrator may resolve whether evidence which has not been requested by the parties also be brought.

              (iii) Conclusions. The conclusion phase may be oral or written, as decided by the arbitrator.

          (c) The award--The proceedings shall conclude with a reasoned majority award issued by the arbitrator. It shall be put into writing and signed by the arbitrator. The award shall contain at least the points set forth in Articles 32 and 35 of the Arbitration Law. The award shall be certified by a notary before the above mentioned period of four months or, if applicable, the extension thereof, has elapsed. After certification by a notary, the award shall be notified to the parties hereunder. The parties undertake to accept and comply with the arbitration award issued.

          (d) Subsidiary legislation and jurisdiction--For all issues not specifically provided for in the present arbitration agreement, the rules and provisions contained in the Law 36/1988 of 5 December on Arbitration shall be followed. If, for any reason, the arbitration is not concluded pursuant to the above, then the parties agree to submit themselves to the jurisdiction and competency of the Courts and Tribunals of the city of Madrid, expressly waiving any other jurisdiction.

     8.6 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

     8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     8.8 SEVERABILITY. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     8.9  CERTAIN DEFINITIONS. As used herein:

          (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Campana Companies Real Property or interfering with the ordinary conduct of any of the Campana Companies Business; and (e) those Liens listed on Schedule
                                                                        --------
8.9;
---

          (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Campana Companies" shall refer to the knowledge, subject to clause (i) above, of any of the Campana Companies Shareholders; and

          (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include the Campana Companies or University Netcasting, Inc.

     8.10 CONFIDENTIALITY. The Confidentiality Agreement is incorporated herein by reference.


                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and the Campana Companies have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each Campana Companies Seller has signed and delivered this Agreement, all as of the date first written above.


                   "CAMPANA"

                   Campana New Media, S.L., a Spanish corporation

                   By: /s/ Victor Manuel Fraile
                      ----------------------------------------------
                   Title:___________________________________________


                   "THE OTHER MEDIA"

                   The Other Media, S.L., a Spanish corporation

                   By: /s/ Francisco Dominguez Heredia
                      ----------------------------------------------
                   Title: SOLE ADMINISTRATOR
                         -------------------------------------------

                   "PARENT"

                   IXL Holdings, Inc., a Delaware corporation

                   By: /s/ James V. Sandry
                      ----------------------------------------------
                   Title: James V. Sandry, Executive Vice President

                   "SUB"

                   iXL-Madrid, S.A., a Spanish corporation

                   By: John N. Raymond
                      ----------------------------------------------
                   Title: John N. Raymond, Managing Director



                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                   "CAMPANA COMPANIES SHAREHOLDERS"


                   /s/ Victor Manuel Fraile Blanco
                   --------------------------------------------------
                   Mr. Victor Manuel Fraile Blanco

                   Address:  Spanish Passport No. 8973423-L
                             Juan de Austria, 1-5G
                             Alcala de Henares, E28805, Madrid


                   /s/ Francisco Dominguez Heredia
                   --------------------------------------------------
                   Mr. Francisco Dominguez Heredia

                   Address:  Spanish Passport No. 8975203-M
                             Luis Astrana Marin, 8-5 Izda.
                             Alcala de Henares, E28807, Madrid

                   "CAMPANA COMPANIES OWNERS"


                   /s/ Francisco Dominguez Heredia
                   --------------------------------------------------
                   Mr. Francisco Dominguez Heredia


                   /s/ Victor Manuel Fraile Blanco
                   --------------------------------------------------
                   Mr. Victor Manuel Fraile Blanco


                   /s/ Javier Dominguez Heredia
                   --------------------------------------------------
                   Mr. Javier Dominguez Heredia

                   Address:  Spanish Passport No. 8981868-T
                             Plaza San Francisco de Asis 14-5D
                             Alcala de Henares, E28803, Madrid

                                   Exhibits
                                   --------

Parent's Closing Certificate....................................    Exhibit A-1

Sub's Closing Certificate.......................................    Exhibit A-2

Agreement to be Bound to the Registration Rights Agreement......    Exhibit B

Closing Certificate of Campana Companies........................    Exhibit C-1

Incumbency Certificate of Campana Companies.....................    Exhibit C-2

An Agreement to be Bound to the Stockholders Agreement..........    Exhibit D

Employment Agreements...........................................    Exhibit E

                    List of Schedules
                    -----------------

Schedule 2.3(a)              Capitalization of Campana
Schedule 2.3(b)              Liens on Campana Stock
Schedule 2.5                 Conflicts, Required Filings & Consents
Schedule 2.6                 Financial Statements
Schedule 2.7                 Exceptions to Absence of Changes
Schedule 2.8                 Undisclosed Liabilities of Campana
Schedule 2.9                 Exceptions to Title to Properties
Schedule 2.10                Bad Equipment of Campana
Schedule 2.12                Liens on Campana Real Property
Schedule 2.13                Leases of Campana
Schedule 2.14                Contracts of Campana
Schedule 2.15                Directors and Officers of Campana
Schedule 2.16                Payroll Report
Schedule 2.17                Litigation of Campana
Schedule 2.18                Employee Benefit Plans/Labor Relations
Schedule 2.19                Liability under Benefit Plans
Schedule 2.21                Campana Permits
Schedule 2.23                Campana Brokers
Schedule 2.25                Interest in Customers, Suppliers & Competition
Schedule 2.28                Campana Insurance
Schedule 3.3                 Conflicts, Required Filings & Consents of
                             Parent or Sub
Schedule 3.4                 Parent Litigation
Schedule 3.5                 Brokers of Parent or Sub
Schedule 3.6 Outstanding Obligations to issue options, warrants or other Parent Stock Rights
Schedule 3.7                 Parent Subsidiaries
Schedule 3.9                 Parent Undisclosed Liabilities
Schedule 3.13                Exceptions to Parent Absence of Changes
Schedule 5.1(c)              Parent Consents
Schedule 5.2(c)              Campana Companies Consents
Schedule 8.9                 Permitted Liens